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                                                               EXHIBIT 10-B(iii)




                                  AGREEMENT


THIS AGREEMENT is made as of the 20th day of January, 1995, by and between UNIMED PHARMACEUTICALS, INC., a Delaware corporation with its principal office at 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089 (hereinafter referred to as "UNIMED") and ROXANE LABORATORIES, INC., a Delaware corporation with its principal office at 1809 North Wilson Road, Columbus, Ohio 43228 (hereinafter referred to as "ROXANE").

                                 WITNESSETH

WHEREAS, UNIMED is the owner of the approved new drug application for MARINOL(R) (dronabinol), and

WHEREAS, ROXANE is the exclusive distributor of MARINOL(R) in the United States, and

WHEREAS, the parties desire to jointly fund certain clinical research to: (i) fulfill Phase IV study obligations as requested by the FDA upon approval of the SNDA for MARINOL(R) for treatment of anorexia associated with weight loss in patients with AIDS; (ii) evaluate other indications, dosages, and delivery methods; and (iii) maximize the clinical usefulness of MARINOL(R) and its marketing potential;

NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, the parties agree as follows:

1.0       DEFINITIONS

1.1       "Product" as used herein shall mean MARINOL(R) (dronabinol).

1.2 "FDA" as used herein shall mean the Food and Drug Administration of the U.S. Department of Health and Human Services.

1.3 "Program" as used herein shall mean the research program involving clinical investigations to study the effects of the Product in order to fulfill Phase IV study obligations as requested by the FDA, and evaluate other indications, dosages, and uses of Product, as it may be amended by the parties from time to time.

1.4 "IND" as used herein shall mean an investigational new drug application.

1.5       "SNDA" as used herein shall mean a supplemental new drug application.
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2.0       MUTUAL OBLIGATIONS

2.1 UNIMED and ROXANE shall mutually agree on the Program, including each clinical study, protocol, publication, or other undertaking thereunder and the schedules, budgets and funding requirements therefor. The Program shall first be approved in writing by the parties before implementation. No material deviation from the approved Program or a protocol may be made without the specific prior written authorization or subsequent written ratification and approval of each party.

2.2 UNIMED and ROXANE shall equally share (i) the costs incurred in retaining third party services for the conduct and analysis of the clinical investigation and laboratory work required by the Program, and (ii) out-of-pocket expenses incurred in furtherance of the Program, including costs incurred in holding investigator meetings, exclusive of those expenses incurred by UNIMED and ROXANE personnel in attending such meetings. Unless expressly approved by both UNIMED and ROXANE as part of the Program, expenses incurred by one of them in furtherance of Product shall not be subject to sharing, unless otherwise provided herein.

2.3 The parties agree that the total cost of the Program shall not exceed $3,000,000 unless agreed to in writing in advance by each party.

2.4 Representatives of the parties shall confer no less than once every two (2) weeks to discuss the work performed and to be performed under the Program.

2.5 With the exception of Securities and Exchange Commission or other financial exchange requirements (i.e. Annual Reports, Quarterly Reports, 10-K's, 10-Q's, etc.), all public announcements or publications, including but not limited to press releases, abstracts, clinical papers or other forms of communication regarding the Program must be approved by both parties except as otherwise required by law. Equal recognition of the joint efforts of the parties shall be given in all such public announcements or communications. Authorship of all publications arising from the research performed for the Program will represent both UNIMED and ROXANE employees working on the Program.

2.6 If either UNIMED or ROXANE is required by law to make a public disclosure concerning this Agreement, the other will be provided with an advance copy of the disclosure, marked as "Required By Law", and will have one
(1) business day within which to comment. Comments, or the failure to comment, shall not be deemed to be disapproval or approval of the disclosure. If either UNIMED or ROXANE wishes to make a public disclosure concerning this Agreement other than as required by law, the other will be provided with an advance copy of the disclosure and will have two (2) business days within which to approve or disapprove such. Approval shall not be unreasonably withheld by either party. Failure to respond within such two (2) business days shall be deemed to be approval.

2.7 The parties shall amicably discuss and negotiate any matters which arise under this Agreement which are not specifically set forth herein. If any dispute should arise between the


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parties with respect to this Agreement, the parties shall negotiate in good faith to resolve such dispute.

3.0       UNIMED'S OBLIGATION

3.1 UNIMED shall prepare and submit an IND to the FDA for the conduct of the clinical investigations under the Program.

3.2 UNIMED may enter into agreements in its own name with contract research organizations for clinical program management, data services, statistical support, and other services for the conduct and analysis of the clinical investigation and laboratory work to be performed under the Program. Alternatively, UNIMED may, at its option, elect to manage parts of the Program, and/or provide such other additional services as described above with its own in-house personnel. In such event, fifty percent (50%) of UNIMED's costs, defined as salaries and wages of UNIMED employees, allocable to such services will be billed to ROXANE. UNIMED shall advise such third party contractors of ROXANE's role as a "consultant" to UNIMED with respect to the services provided.

3.3 UNIMED shall designate in writing an employee as its representative with respect to the administration of this Agreement. The UNIMED representative shall confer with ROXANE as provided in Paragraph 2.4 and shall otherwise act for UNIMED for any matter arising out of this Agreement. ROXANE may rely upon the advice, information and decisions of such representative without any requirement of independent authentication by ROXANE.

3.4 UNIMED shall bill ROXANE for fifty percent (50%) of the costs as outlined in Paragraph 2.2 incurred in the implementation of the Program and for amounts incurred under Paragraph 3.2 above. The billing must relate to the mutually agreed upon budget and schedule as provided in Paragraph 2.1 hereof. All invoices from UNIMED to ROXANE, in order to receive payment, must be accompanied by (i) copies of original third party billings to UNIMED, (ii) agreements with third parties for services rendered or to be rendered; (iii) reasonably detailed descriptions of services provided by UNIMED employees pursuant to Paragraph 3.2 above; or (iv) in the case of out-of-pocket expenses, receipts evidencing such expense in reasonable detail.

3.5 Upon satisfactory completion of the Program, UNIMED shall prepare and file the results of the Phase IV studies with thee FDA and file a SNDA with the FDA to supplement NDA 18-651, if indicated, to approve new indications for use of the Product.

4.0       ROXANE'S OBLIGATION

4.1 ROXANE shall review and approve the plans, budgets, schedules, protocols and proposed publications resulting from the research studies for the Program. The review and approval of the above shall be performed in a reasonable time period, but in no event longer than thirty (30) days after receipt.





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4.2       ROXANE shall serve as a consultant to UNIMED with respect to the conduct and analysis of the clinical investigation and laboratory work to be performed under the Program. UNIMED shall advise such third party contractors of ROXANE's role as a "consultant" to UNIMED with respect to the services to be provided.

4.3 ROXANE shall designate in writing an employee as its representative with respect to the administration of this Agreement. The ROXANE representative shall confer with UNIMED as provided in Paragraph 2.4 and shall otherwise act for ROXANE for any matter arising out of this Agreement. UNIMED may rely upon the advice, information and decisions of such representative without any requirement of independent authentication by UNIMED.

4.4 ROXANE shall pay invoices referenced in Paragraph 3.4 above, within thirty (30) days of receipt of UNIMED's invoices.

5.0       TERM

5.1 This Agreement shall commence as of the date hereof and shall continue until the earlier of (i) the completion of the Program, or (ii) December 31, 1995.

5.2 Prior to November 30, 1995, UNIMED and ROXANE shall amicably discuss continuing this Agreement with identical or modified terms beyond December 31, 1995.

5.3 Termination of this Agreement shall not relieve either party from liabilities or obligations accrued prior to the date of termination including any obligation to pay its share of the expenses of approved plans or protocols as provided in Article 2.0.

6.0       ASSIGNMENT

6.1 Without the prior written consent of the other party hereto, this Agreement shall not be assigned by a party hereto to any third party other than
(i) a successor by merger or (ii) the transferee of substantially all the assigning party's assets affecting this Agreement.

7.0       DISCLAIMER OF AGENCY

7.1 Except as expressly provided herein, this Agreement shall not authorize any party to be the legal representative or agent of the other party hereto, nor shall any party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party hereto.

8.0       INDEMNIFICATION

8.1 UNIMED shall defend, indemnify and hold ROXANE harmless from and against any and all liability, damage, loss, cost or expense arising from any third party claim made or suit





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brought against ROXANE to the extent such is caused by or results from (i) the negligent acts or willful misconduct of UNIMED or (ii) the breach of this Agreement by UNIMED.

8.2 ROXANE shall defend, indemnify and hold UNIMED harmless from and against any and all liability, damage, loss, cost or expense arising from any third party claim made or suit brought against UNIMED to the extent such is caused by or results from (i) the negligent acts or willful misconduct of ROXANE or (ii) the breach of this Agreement by ROXANE.

9.0       NON-WAIVER OF RIGHTS

9.1 Failure of either party hereto to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered a waiver of such provisions or rights or in any way affect the validity of this Agreement. The failure of either party to enforce any of the said provisions or rights shall not preclude or prejudice such party from later enforcing or exercising the same or any other provisions or rights which it may have under this Agreement.

10.0      ENTIRE AGREEMENT AND AMENDMENTS

10.1 This Agreement contains the entire agreement and understanding of the parties with respect to the matters contained herein and supersedes all previous agreements whether written or oral. The parties hereto may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by each of the parties hereto.

11.0      GOVERNING LAW

11.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.




UNIMED PHARMACEUTICALS, INC.            ROXANE LABORATORIES, INC.


By:  /s/  Stephen M. Simes              By:   W. Fred Duy
   --------------------------------        ----------------------------------

Name:   Stephen M. Simes                Name:   W. Fred Duy
     ------------------------------          --------------------------------

Title:   President & CEO                Title:   Vice President
      -----------------------------           -------------------------------






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                                               UNIMED Pharmaceuticals, Inc.
                                               2150 East Lake Cook Road
                                               Buffalo Grove, IL 60089-1862
                                               708-541-2525
                                               Fax 708-541-2569
                                               Direct Fax 708-541-2533

                                               Stephen M. Simes
                                               President & CEO

[UNIMED LETTERHEAD]



November 22, 1995



Mr. W. Fred Duy
Vice President
Roxane Laboratories, Inc.
1809 North Wilson Road
Columbus, Ohio 43228

                      Re:  Agreement Dated As Of January 20, 1995

Dear Fred:

We refer to that certain Agreement entered into between us dated as of January 20, 1995 regarding our agreement to jointly fund certain clinical research, all as further described therein (the "Agreement"). (All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.)

Pursuant to Paragraph 5.1 of the Agreement, such Agreement will terminate on the earlier of (i) the completion of the Program, or (ii) December 31, 1995.

This will document our desire and mutual understanding to amend the Agreement, specifically, Paragraphs 5.1 and 5.2 thereof, to provide that the Agreement shall continue until the earlier of (i) the completion of the Program, or (ii) December 31, 1996.

If you are in agreement with the foregoing, please so indicate by signing both copies of this letter in the space provided below and returning one of them to me.

Sincerely,


/s/ Stephen M. Simes

Stephen M. Simes
President and CEO

Accepted and Agreed as of date written above:

ROXANE LABORATORIES, INC.

By:   /s/ W. Fred Duy
    -------------------------

Its:   VICE PRESIDENT
     ------------------------